Exhibit 99.1

                   American Stock Exchange Accepts Conversion
                   Services International's Plan of Compliance


EAST HANOVER, N.J. (September 27, 2006) - Conversion Services International, Inc. (AMEX: CVN), a premier professional services firm focused on delivering the value in business intelligence, data warehousing and data management solutions to Global 2000 organizations and other businesses, received notice on June 29, 2006 from the Staff of the American Stock Exchange indicating that the Company is below certain of the Exchange's continued listing standards as set forth in Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iv) of the AMEX Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange, and on July 31, 2006, the Company presented its plan to the Exchange. On September 26, 2006, the Exchange notified the Company that it accepted the Company's plan of compliance and granted the Company an extension until December 28, 2007 to regain compliance with the continued listing standards. The Company will be subject to periodic review by the Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange. In addition, the Company violated Section 301 of the Company Guide by issuing shares of common stock on August 28, 2006 prior to receiving approval from the Exchange. The Company subsequently filed an Additional Listing Application to rectify this violation. About Conversion Services International, Inc.

Conversion Services International, Inc. (CSI) is a leading provider of professional services focusing on strategic consulting, data warehousing, business intelligence, business process reengineering, as well as integration and information technology management solutions. CSI offers an array of products and services to help companies define, develop, and implement the warehousing and strategic use of both enterprise-wide and specific categories of strategic data. CSI's current customers include ADP, Coach, Goldman Sachs, Liberty Mutual, Merck, Morgan Stanley and Pfizer. Information about CSI can be found on the web at http://www.csiwhq.com or by calling its corporate headquarters at 888-CSI-5036.

Note on Forward-Looking Statements

Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements may include, without limitation, statements with respect to CSI's plans, objectives, expectations and intentions and other statements identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. These statements are based upon the current beliefs and expectations of CSI's management and are subject to significant risks and uncertainties, including the ability of CSI to be in compliance with all applicable American Stock Exchange continued listing requirements, the ability to maintain revenue growth, the ability to locate and acquire other businesses and to successfully integrate such acquisitions, the ability to decrease operating expenses, and those detailed in CSI's filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond CSI's control). CSI undertakes no obligation to update publicly any forward-looking statements.
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Contact:
Tracee Lee Beebe
Marketing & Communications
Conversion Services International, Inc.
973-560-9400
tbeebe@csiwhq.com